Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Quarter Ended June 30, 2010 Financials and Operations Update

HOUSTON—August 9, 2010— BPZ Resources, Inc., d/b/a BPZ Energy, (NYSE:BPZ) announces financial and operating results for the second quarter ended June 30, 2010.  For the second quarter the Company reported operating income of $0.2 million and net loss of $4.3 million or $0.04 per share.  In addition, the Company had earnings before interest, income tax, depreciation and amortization (EBITDAX; see the reconciliation and rationale for this non-GAAP measure below) of $8.6 million for the second quarter ended June 30, 2010.  The table below illustrates the Company’s Consolidated Statements of Operations for the second quarter ended, and year-to-date as of, June 30, 2010 and 2009.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$22,397	$11,049	$46,442	$24,274

Operating and administrative expenses:
Lease operating expense	5,578	7,876	10,342	11,854
General and administrative expense	8,203	7,998	16,229	16,481
Geological, geophysical and engineering expense	402	553	903	899
Depreciation, depletion and amortization expense	8,045	5,508	17,534	13,386

Total operating expenses	22,228	21,935	45,008	42,620

Operating income (loss)	169	(10,885)	1,434	(18,346)

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	353	(47)	306	(94)
Interest expense	(3,749)	—	(5,689)	—
Interest income	6	3	70	28
Other income (expense)	5	(540)	11	(1,312)

Total other expense, net	(3,385)	(584)	(5,302)	(1,378)

Loss before income taxes	(3,216)	(11,469)	(3,868)	(19,724)

Income tax expense (benefit)	1,046	(1,656)	2,168	(2,863)

Net loss	$(4,262)	$(9,813)	$(6,036)	$(16,861)

Basic and diluted net loss per share	$(0.04)	$(0.10)	$(0.05)	$(0.18)
Weighted average common shares outstanding	115,309	95,347	115,286	92,002

Financial Highlights from Quarter Ended June 30, 2010

Production and Revenue

For the second quarter ended June 30, 2010, the Company’s oil production and sales were approximately 375.7 MBbls and 303.8 MBbls, respectively, resulting in $22.4 million in net revenue compared to oil production and sales during the second quarter of 2009 of approximately 209.4 MBbls and 205.8 MBbls, respectively, resulting in net revenue of $11.0 million.  The increase in net revenue is due to an increase of $20.03, or 37%, in the average per barrel sales price received as well as an increase of 98 MBbls of oil sold.  During the second quarter of 2010, oil prices remained consistent from first quarter ranging from $70 - $80 per barrel, which is substantially higher than the prices during the second quarter of 2009 which ranged from $48 -$68 per barrel.

During the three months ended June 30, 2010, the Company had seven producing wells in the Corvina field and one producing well in the Albacora field, compared to five producing wells in the Corvina field during the same period in 2009. Although total production increased during the quarter, high salt content within the oil produced from the Albacora field prevented the sale of the majority of the oil to the refinery.  As a result, included in inventory at June 30, 2010 is approximately 193 MBbls of crude oil from Albacora.

Although the number of wells contributing to sales increased in 2010, production from all the wells at Corvina, except the CX11-17D and CX11-19D, were constrained in order to comply with the natural gas flaring limits set by the DGH.  In June 2010, oil production from the CX11-19D well was suspended in order to perform a workover of that well and only limited test production was obtained from the CX11-22D well.  In summary, the majority of oil produced and sold in the three months ended June 30, 2010 came from two wells, the CX11-17D and CX11-19D, which were not constrained by the gas flaring limits set by the DGH during the quarter.

Lease Operating

For the second quarter ended June 30, 2010, lease operating expenses (LOE) was $5.6 million ($18.35 per Bbl).  This represents a $2.3 million decrease from $7.9 million ($38.25 per Bbl) from the second quarter 2009.  The decrease in LOE is comprised of decreased workover expenses of $1.6 million, decreased underwater flowline expenses of $1.3 million and expenses transferred to oil inventory, primarily related to Albacora, of $1.7 million.  Partially offsetting these decreases to expense are increases in equipment rental expense of $0.2 million, increased crude oil transportation costs of $0.6 million, increased lab fees of $0.3 million, increased pumping service costs of $0.4 million and increased fuel costs of $0.8 million, compared to the same period in 2009.

As noted above, the decrease in LOE is due to lower workover expenses and flowline repair expenses.  The majority of increases in other expenses, including crude oil transportation costs, lab fees, pumping services, and fuel costs, are  being included in oil inventory costs since the majority of oil production from the Albacora field is being held in inventory (193,196 barrels at June 30, 2010) until it is delivered and sold.  The reason for the increase in expenses, including crude oil transportation costs, lab fees, pumping services, and fuel costs, is that two fields are in operation in

2010 compared to only one field for the same period in 2009. In February 2010, the Company began chartering a double-hull tanker with a capacity of approximately 65,000 barrels and leasing a storage vessel with a capacity of approximately 160,000 barrels in order to upgrade the Company’s oil transportation and storage capabilities.  Therefore, the Company expects the per barrel amount of LOE to increase until oil production and sales increase to a sufficient level to reduce the per barrel expense of the monthly chartering and leasing costs and operating costs associated with these additional vessels.

General and Administrative

For the second quarter ended June 30, 2010 and 2009, general and administrative (G&A) expenses were $8.2 million and $8.1million, respectively.  Included in G&A for the quarter ended June 30, 2010 and 2009 is stock-based compensation expense of $1.4 million and $3.7 million, respectively.

General and administrative expense, excluding stock-based compensation, for the quarter was $6.8 million compared to $4.4 million for the previous year.  The $2.4 million increase is due mainly to $1.0 million of increased salary and salary related expenses and increased professional fees of $1.0 million.

Stock-based compensation of $1.4 million is lower than the same quarter ended 2009, $3.7 million, primarily due to the vesting of the majority of awards granted in 2007 and 2008, which were granted at a time when the grant date fair value was higher than the more recent grants, due to the then higher price of the Company’s common stock.  As the majority of these awards had vested by the end of January 2010, the expense for the three months ended June 30, 2010 was less than the expense for the same period in 2009.

Depreciation, Depletion and Amortization

For the second quarter ended June 30, 2010 and 2009, depreciation, depletion and amortization expense was $8.0 million and $5.5 million, respectively.  For the three months ended June 30, 2010 and 2009, the majority of depletion expense came from oil sold from the Corvina field. The depletion of Albacora costs are included in oil inventory until such time as the Company is able to sell the oil being stored.  For the three months ended June 30, 2010, the increase in depreciation, depletion and amortization expense is due to increased sales and production compared to the same period in 2009.

Other Income and (Expense)

For the second quarter ended June 30, 2010, Other Income and (Expense) was approximately $(3.4) million compared to $(0.6) million during the second quarter ended June 30, 2009.  The increased expense is due to the recognition of interest expense in 2010 related to the convertible debt, net of capitalized interest of $3.7 million, partially offset by $0.3 million in income related to the Company’s investment in its Ecuador property.

Income Tax

For the second quarter June 30, 2010, the Company recognized an income tax expense of approximately $1.0 million on a net loss before income tax of approximately $3.2 million.  For the same period in 2009, the Company recognized an income tax benefit of approximately $1.7 million on a net loss before income tax of approximately $11.5 million.  The difference between the effective tax rate recognized and the 22.0% statutory rate as promulgated under the Block Z-1 License Contract is largely due to:

•                  Changes in the Company’s 100% allowance on its net operating losses generated in the United States - A valuation allowance for the full amount of the domestic deferred tax asset resulting from the income tax benefit generated from net losses in the U.S., as the Company believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized prior to the expiration of net operating loss carry-forwards in various amounts through 2028.

•                  Certain U.S. expenses (Stock compensation expense, intercompany expenses and other expenses) are not deductible in Peru - The tax benefit is based on a taxable Peruvian loss that excludes certain U.S. expenses that are not deductible at the Peruvian level.

•                  The increase in the Company’s deferred tax asset balance is primarily due to the its inability to deduct, for Peruvian income tax purposes, the amortization associated with its total investment, including both intangible drilling as well as exploration costs associated with block Z-1.  As a result, the Company is subject to tax prepayments on a taxable income even though the Company incurred a book loss.  This will continue until the Company transitions into the commercial stage of production as defined under the Block Z-1 License Contract.

Capital Expenditures, Liquidity and Capital Resources

Capital Expenditures

The Company reported total capital expenditures of approximately $35.7 million for the second quarter ended June 30, 2010 ($76.4 million for the first six months ended June 30, 2010).  Highlights include:

•                  $11.4 million and $11.8 million for quarter related to drilling costs associated with the Corvina and Albacora fields, respectively;

•                  $2.4 million for the quarter related to the purchase of equipment related to the Don Fernando barge which will serve as the Company’s construction and tender assist vessel; and

•                  $2.5 million during the quarter as a result of the GE turbine payments related to the Company’s gas-to-power project.

The Company budgeted $200 million for 2010 capital expenditures.  Included in this amount is $35 million for scheduled payments related to three LM6000 gas-fired turbines for the Company’s planned gas-to-power project and $18 million in seismic acquisition costs that will be expensed under the Successful Efforts Method of Accounting for oil and gas.

Liquidity

At June 30, 2010, the Company had cash and cash equivalents of $93.2 million and current accounts receivable related to its June 2010 oil sales of $2.5 million, all of which was collected in early July 2010.  In addition, there was $30.9 million in Value-Added Tax receivable which will be collected over time as oil sales are invoiced.

At June 30, 2010, the Company had trade accounts payable and accrued liabilities of $34.8 million.

At June 30, 2010, the Company’s outstanding long-term debt and short-term debt consisted of a $15.0 million IFC Facility bearing interest at LIBOR plus 2.75% due December 31, 2012 and 2015 Convertible Notes whose net amount of $138.1 million includes the $170.9 million of principal reduced by $32.8 million of the remaining unamortized discount. At June 30, 2010, the current and long-term portions of the capital lease obligations, primarily related to the barges used in the marine operations, were $4.5 million and $5.5 million, respectively.

The Company estimates for the remaining half of 2010 its required principal and interest payments for its outstanding debt to be approximately $8.3 million and capital expenditures to be approximately $100.4 million (which includes $30.7 million for the three LM6000 gas-fired turbines). In addition, the Company expects to incur approximately $18.0 million in seismic acquisition costs for Blocks XXII and XXIII.

Subsequent Events

The following events took place subsequent to June 30, 2010:

In July, the Company signed an oil sales contract to sell 110 MBbls of oil originating from the Albacora field with salt content of up to 60 pounds per thousand barrels.  The full amount of crude oil under this contract was delivered and sold during the month of July.  The Company is also in the process of installing and commissioning specialized desalting equipment at the Albacora platform that should allow it to reduce the salt content to levels acceptable to the refinery in order to re-initiate sales of the Albacora crude oil under the previously announced initial 400 MBbls sales contract.

The Company was recently notified that its applications to enter an extended well testing period for the CX11-19D well and the five original Corvina wells have initially been denied by the DGH.  The Company has submitted a request to the DGH to reconsider its denial of the Company’s applications for EWT permits, because the Company believes that recent well results further emphasize the need for continued testing.

Gas-to-Power Project

The Company currently estimates the gas-to-power project will cost approximately $150.0 million, excluding 19% value-added tax which will be recovered via future revenue billings. The $150.0 million includes $130.0 million for the estimated cost of the power plant and $20.0 million for the estimated cost of the construction of the natural gas pipeline. While the Company has identified and held initial discussions with potential joint venture partners for the gas-to-power project, in an attempt to secure additional financing and other resources for the project, the Company has not entered into any definitive agreements with a potential partner. In the event the Company is able to identify and reach an agreement with a potential joint venture partner, it may only retain a minority position in the project. However, the Company expects to retain the responsibility for the construction of the pipeline as well as retain ownership of the pipeline. If the Company is unable to identify and reach an agreement with a potential partner, it plans to identify and secure the additional financing necessary to continue to move the project forward.  As of June 30, 2010 the Company has made progress payments totaling $21 million towards the $51.7 million GE turbines contract.  Failure to make any of the remaining progress payments in full would result in a charge-off of all of the previously made progress payments.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net loss	$(4,262)	$(9,813)	$(6,036)	$(16,861)
Income tax expense (benefit)	1,046	(1,656)	2,168	(2,863)
Interest expense	3,749	—	5,689	—
Depreciation, depletion and amortization expense	8,045	5,508	17,534	13,386
Earnings (Loss) Before Interest, Income Taxes, Depreciaiton, Amortiziation and Depletion (a)	$8,578	$(5,961)	$19,355	$(6,338)

(a) Earnings before Interest, Income taxes, Depreciation, Amortization and Depletion (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-

GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Production Testing Update

The Company currently has the 17D well in Corvina under production testing and the A-14XD well in extended well testing.  Since July 1, 2010, the accumulated oil recovered from tests in Corvina through August 8, 2010 has been approximately 62,000 barrels (39 production testing days).  The total accumulated oil recovered from production tests in Albacora since July 1, 2010 through August 8, 2010 has been approximately 31,000 barrels (25 production testing days).  Albacora’s total number of production test days is lower due to the shut in of the A-14XD for a two week period in July due to expiration of the EWT permit.

Corvina

Drilling continues on the CX11-23D with completion expected at the end of this current quarter.  The gas injection equipment needed to transition the field to commercial production is en route to Peru and scheduled to arrive by late August.  Once operations are complete on the 23D well, the rig will be demobilized from the platform and installation of the production and injection equipment is expected to begin.  The date of first commercial production in Corvina is scheduled to be on or about November 30, 2010.

Albacora

The Company is currently testing the A-17D in Albacora.  The Company has provided guidance indicating completion of this well at the end of the third quarter.  Extended well testing facilities have been installed at the platform and are currently being commissioned.  These facilities include equipment to treat the oil tested in Albacora in order to reduce the salt content to a level within the guidelines set forth in the initial 400,000 barrel spot contract with the refinery in Talara.  Once the A-17D is completed, the Company will begin drilling the A-18D from the same platform.

Block XXII and Block XXIII

The Company has started the seismic acquisition in Blocks XXII and XXIII.  A 2-D seismic program is planned for Block XXII while a combination of 2-D and 3-D seismic is scheduled for Block XXIII.  The $18 million for these projects is outlined in the Liquidity section above.  For Block XXIII, we intend to acquire approximately 360 square kilometers of 3-D seismic data and 290 kilometers of two dimensional (“2-D”) seismic data which will include certain areas of interest within the Palo Santo region and four other prospects that are part of the Mancora gas play. The seismic survey was initiated in July 2010 and we expect the 3-D and 2-D seismic data survey to be completed by the first quarter of 2011.  For Block XXII, we intend to acquire approximately 260 kilometers of 2-D seismic data on four potential prospects. We expect the 2-D seismic data survey to begin during the fourth quarter of 2010 and be completed by the first quarter of 2011.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.